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                                                                     EXHIBIT 5.1



                                  May 11, 2000


American Mutual Holding Company,
699 Walnut Street
Des Moines, Iowa 50309

                  Re:      American Mutual Holding Company:
                           Shares of Common Stock

Ladies and Gentleman:

       Roger K. Brooks I am Senior Vice President and General Counsel of American Mutual Holding Company, a mutual insurance holding company organized under the laws of Iowa (the "Company"), and in my capacity as such have represented the Company in connection with the registration under the Securities Act of 1933, as amended, of (i) 14,700,000 shares of common stock, no par value (the "Merger Common Stock"), that are to be issued in connection with the Agreement and Plan of Merger, dated as of February 18, 2000 between the Company and AmerUs Life Holdings, Inc. (as amended, the "Merger Agreement").

         In rendering the opinions expressed below, I have examined originals, or copies certified to my satisfaction, of such corporate records of the Company and its subsidiaries, agreements and other instruments, certificates of public officials, certificates of officers of the Company and its subsidiaries or representatives thereof, and other documents, and such questions of law, as I have considered necessary or appropriate as a basis for the opinions hereinafter expressed.

         Based on the foregoing, having regard to legal considerations I deem relevant, and subject to the assumptions, exceptions and qualifications set forth herein, I am of the opinion that, assuming that the shareholders of AmerUs Life Holdings, Inc. approve the Merger Agreement as is contemplated in the Registration Statement, the shares of Merger Common Stock being issued by the Company will have been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

         I am admitted to the Bar of the State of Iowa, and I express no opinion as to the law of any jurisdiction other than the laws of the State of Iowa and the Federal laws of the United States of America. My opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are in effect on the date hereof.


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         I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement on Form S-4 of the Company relating to the Common Stock. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                   Very truly yours,

                                   /s/ JOSEPH K. HAGGERTY

                                   Joseph K. Haggerty